SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 12, 2006

Integrated Silicon Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23084	77-0199971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2231 Lawson Lane

Santa Clara, California

95054

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (408) 969-6600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2006, Keith McDonald was appointed to the Board of Directors (the “Board”) of Integrated Silicon Solution Inc., a Delaware corporation (“ISSI”). Mr. McDonald’s appointment was made as contemplated by that certain letter agreement entered into by ISSI on August 28, 2006 with Riley Investment Management, LLC, SACC Partners, LP, Bryant R. Riley, B. Riley & Co. Retirement Trust and B. Riley & Co., Inc. (the “Riley Parties”), as amended as of November 30, 2006.

As a non-employee member of the Board, Mr. McDonald will receive a yearly retainer of $15,000 plus $3,000 for attendance at each regularly scheduled meeting of the Board and $1,000 for attendance at each telephone meeting of the Board. Mr. McDonald will also receive $1,000 for his attendance at Board committee meetings in person or by telephone. In addition, Mr. McDonald will be eligible to participate in ISSI’s 1995 Director Stock Option Plan (the “Director Plan”). Under the Director Plan, Mr. McDonald was automatically granted a nonstatutory option to purchase 10,000 shares of common stock on December 12, 2006, the date of his appointment to the Board. In addition, he will automatically receive a nonstatutory option to purchase 2,500 shares of common stock upon his annual reelection to the Board by the stockholders, provided that he has been a non-employee director for at least six (6) months at the time of any such reelection. Options granted under the Director Plan have a term of seven (7) years unless terminated sooner upon the termination of Mr. McDonald’s status as a director or otherwise pursuant to the Director Plan. The exercise price of each option granted under the Director Plan will be equal to the fair market value of the common stock on the date of grant. Options granted under the Director Plan are subject to cumulative monthly The letter agreement and the amendment thereto were previously reported by ISSI in its Form 8-K filed with the Securities and Exchange Commission on August 30, 2006 and its Form 8-K filed with the Securities and Exchange Commission on December 7, 2006.vesting over a twelve (12) month period commencing at the date of grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED SILICON SOLUTION, INC.

Date: December 12, 2006	/s/ SCOTT D. HOWARTH
Scott D. Howarth
Vice President and Chief Financial Officer